                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                               INVIVO CORPORATION

                                       AND

                            SENSORMEDICS CORPORATION

                            DATED AS OF APRIL 3, 2003

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                                Table of Contents

1.       Definitions................................................................................    1
2.       Purchase and Sale of Shares................................................................    6
         2.1      Purchase and Sale.................................................................    6
         2.2      Purchase Price....................................................................    6
         2.3      Dividends of Cash and Intercompany Receivables....................................    6
3.       Closing....................................................................................    7
         3.1      Location; Date....................................................................    7
         3.2      Deliveries........................................................................    7
         3.3      Closing Date Balance Sheet; Post-Closing Payments.................................    7
         3.4      Exclusive Remedy..................................................................   10
4.       Representations and Warranties of the Seller Relating to the Company.......................   10
         4.1      Corporate.........................................................................   10
         4.2      Authorization.....................................................................   10
         4.3      Validity of Contemplated Transactions.............................................   10
         4.4      Capitalization and Stock Ownership................................................   11
         4.5      Financial Statements..............................................................   11
         4.6      Accounts Receivable...............................................................   12
         4.7      Taxes.............................................................................   12
         4.8      Title to Assets and Related Matters...............................................   14
         4.9      Real Property.....................................................................   14
         4.10     Subsidiaries......................................................................   15
         4.11     Legal Proceedings; Compliance with Law; Governmental Permits......................   15
         4.12     Environmental Matters.............................................................   15
         4.13     Contracts and Commitments.........................................................   16
         4.14     Employee Relations................................................................   17
         4.15     ERISA.............................................................................   18
         4.16     Intellectual Property.............................................................   18
         4.17     Absence of Certain Changes........................................................   19
         4.18     Customers and Suppliers...........................................................   20
         4.19     Insurance.........................................................................   20
         4.20     Product Liability.................................................................   21

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
         4.21     Defibrillator Liability...........................................................   21
         4.22     Corporate Records.................................................................   21
         4.23     No Finder's Fees..................................................................   21
         4.24     Books and Records.................................................................   22
         4.25     Interested Party Transactions.....................................................   22
         4.26     Product Development...............................................................   22
5.       Representations and Warranties of the Seller Relating to the Seller........................   22
         5.1      Corporate.........................................................................   22
         5.2      Authorization.....................................................................   22
         5.3      Validity of Contemplated Transactions.............................................   23
6.       Representations and Warranties of the Buyer Relating to the Buyer..........................   23
         6.1      Corporate.........................................................................   23
         6.2      Authorization.....................................................................   23
         6.3      Validity of Contemplated Transactions.............................................   23
         6.4      Finder's Fees.....................................................................   24
         6.5      Cessation of Defibrillator Product Line...........................................   24
7.       Certain Covenants..........................................................................   24
         7.1      Post-Closing Cooperation with respect to Distribution Agreements..................   24
         7.2      Public Announcements..............................................................   24
         7.3      Expenses; Audit Cooperation.......................................................   24
         7.4      Further Assurances................................................................   24
         7.5      Continued Installation and Field Warranty Services by VIASYS......................   25
         7.6      Employee Severance and Retention Obligations......................................   27
8.       Indemnification............................................................................   28
         8.1      Indemnification by the Seller.....................................................   28
         8.2      Indemnification by the Buyer......................................................   28
         8.3      Procedure for Claims..............................................................   28
         8.4      Expiration Dates..................................................................   30
         8.5      Third Party Claims................................................................   30
         8.6      Procedure for Indemnification Claims..............................................   31
9.       Tax Matters................................................................................   31
         9.1      Liability for Taxes...............................................................   31
         9.2      Responsibility for Tax Matters....................................................   33

                                       ii

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
         9.3      Cooperation on Tax Matters........................................................   33
         9.4      Section 338(h)(10) Election.......................................................   34
         9.5      Allocation of Purchase Price......................................................   34
         9.6      Termination of Tax Allocation Agreements..........................................   35
         9.7      Tax Contest Provisions............................................................   35
10.      General....................................................................................   36
         10.1     Memorandum; Disclaimer of Projections.............................................   36
         10.2     Governing Law.....................................................................   36
         10.3     Jurisdiction......................................................................   36
         10.4     Binding Effect....................................................................   37
         10.5     Waiver of Conditions..............................................................   37
         10.6     Disclosure Schedule...............................................................   37
         10.7     Entire Agreement..................................................................   37
         10.8     Notices...........................................................................   37
         10.9     Counterparts......................................................................   38
         10.10    Amendment.........................................................................   38
         10.11    Interpretation....................................................................   39
         10.12    No Third-Party Beneficiaries......................................................   39

                                      iii

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
SCHEDULES
---------
Schedule 3.3(1)            Pro Forma Balance Sheet
Schedule 3.3(2)            Applicable Accounting Principles
Schedule 4.1               Jurisdiction of Incorporation and Other Information
Schedule 4.3               Company Required Consents
Schedule 4.4               Stock Ownership - Encumbrances and Restrictions
Schedule 4.5               Undisclosed Liabilities
Schedule 4.7               Taxes
Schedule 4.7(b)            Audited Tax Returns
Schedule 4.7(c)            Tax Matters
Schedule 4.7(f)            Combined Tax Returns
Schedule 4.7(i)            No distributions
Schedule 4.8A              Title to Assets
Schedule 4.8B              Necessary Assets
Schedule 4.9               Real Property
Schedule 4.11              Legal Proceedings; Compliance with Law; Governmental Permits
Schedule 4.12              Environmental Matters
Schedule 4.13(a)           Contracts
Schedule 4.13(b)           Defaults
Schedule 4.14A             Labor Matters
Schedule 4.14B             Employee Agreements
Schedule 4.14C             Employee Obligations
Schedule 4.15(a)           Benefit Plans
Schedule 4.15(b)           Tax-Exempt Benefit Plans
Schedule 4.16              Intellectual Property
Schedule 4.17              Certain Changes
Schedule 4.18              Customers and Suppliers
Schedule 4.19              Insurance
Schedule 4.22              Corporate Records
Schedule 5.3               Seller Consents
Schedule 7.6               Severance Amounts and Retention Bonuses
                           for which Seller and its Affiliates Are Responsible

                                       iv

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                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of April 3, 2003 by and between Invivo Corporation, a Delaware corporation (the "Buyer"), and SensorMedics Corporation, a California corporation (the "Seller").

                                   Background

         The Seller owns 100% of the outstanding capital stock of Medical Data Electronics, Inc., a Delaware corporation (the "Company"). This Agreement sets forth the terms and conditions under which the Buyer will acquire all of the outstanding capital stock of the Company from the Seller.

                                   Witnesseth:

         In consideration of the mutual promises, representations and warranties, covenants, payments and actions herein provided, the parties hereto, each intending to be legally bound hereby, do agree as follows:

                                    Agreement

1.       Definitions.

         For convenience, certain terms used in more than one Section of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both singular and plural forms of the terms defined).

         "Action" is defined in Section 8.5.

         "Affiliates" means, with respect to a particular Party, Persons controlling, controlled by or under common control with that Party, as well as any officers, directors and majority-owned entities of that Party and of its other Affiliates. For the purposes of this Agreement, "control" shall mean the ownership of a majority of the voting securities of any entity.

         "Angel Products" means Angel or Angel MP products of the Company and any related equipment and accessories.

         "Agreement" means this Stock Purchase Agreement and the schedules hereto.

         "Applicable Accounting Principles" is defined in Section 3.3(a).

         "Assets" means all of the assets of every kind and description, real and personal, tangible and intangible, that are owned or possessed by the Company.

         "Audit" is defined in Section 7.3.

         "Authority" means any federal, state, local or foreign governmental or regulatory entity (or any department, agency, authority or political subdivision thereof) or court or arbitrator.

         "Basket" is defined in Section 8.3(b).

         "Benefit Plans" means all employee benefit plans of the Company within the meaning of Section 3(3) of ERISA and any related Contracts, plans, trusts, programs, policies and arrangements that provide benefits of economic value to any present or former employee of the Company, or present or former beneficiary, dependent or assignee of any such employee or former employee of the Company.

         "Business" means the entire business and operations of the Company.

         "Business Day" means any day on which the New York Stock Exchange is open for trading.

         "Buyer" is defined above in the preamble.

         "Claim Notice" is defined in Section 8.3(a).

         "Claim Response" is defined in Section 8.3(a).

         "Closing" is defined in Section 3.1.

         "Closing Date" is defined in Section 3.1.

         "Closing Date Balance Sheet" is defined in Section 3.3(a).

         "Closing Date Adjusted Working Capital" shall mean an amount equal to all (i) "current assets" of the Company excepting accounts receivable, minus
(ii) all "current liabilities" of the Company, in each case as such "current assets" and "current liabilities" are accrued and reflected on the Closing Date Balance Sheet in accordance with the Applicable Accounting Principles and this Agreement and consistent with the past practices of the Company, provided that such past practices are consistent with the Applicable Accounting Principles.

         "Closing Payment" is defined in Section 2.2(a).

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Company" is defined above in the background.

         "Contract" means any written or oral contract, agreement, lease, note, security agreement, instrument or other commitment that is binding on any Person or its property under applicable law.

         "Court Order" means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign or national court or governmental or regulatory body or authority that is binding on any Person or its property under applicable law.

         "Default" means (a) a breach, default or violation, or an action or a failure or omission to take an action that would allow another party or parties to accelerate the performance of the party in question or (b) the occurrence of an event, failure or omission that with the passage of time or the giving of notice, or both, would constitute a breach, default or violation or give rise to such ability to accelerate.

         "Disclosure Schedule" means the disclosure schedule being delivered by the Company to the Buyer on the date hereof, with respect to the representations and warranties of the Seller regarding the Company under Section 4 and otherwise.

         "Employee Obligations" is defined in Section 7.6.

         "Encumbrance" means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

         "Environmental Condition" means any condition or circumstance, including the presence of Hazardous Substances, created by the Company, at any property or premises that requires abatement or correction under an Environmental Law.

          "Environmental Law" means all Regulations and Court Orders in effect as of the date of this Agreement relating to pollution or protection of the environment under which a Party may be held liable for the release or discharge of any materials into the environment or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "Escrow Agreement" means that certain escrow agreement entered into as of the Closing Date between the Buyer, the Seller and the Escrow Agent.

         "Escrow Agent" means LaSalle Bank, National Association, or such other escrow agent to which the Parties agree.

         "Escrow Funds" is defined in Section 2.2(c).

         "Expiration Date" is defined in Section 8.4.

         "Financial Statements" is defined in Section 4.5.

         "GAAP" means generally accepted accounting principles of the US, each as applied consistently, as are in effect on the date hereof.

         "Guaranty" means that certain guaranty, executed as of the Closing Date, by and between VIASYS and the Buyer.

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         "Hazardous Substances" means (a) any gasoline, fuel oil or any other petroleum products, or polychlorinated biphenyls, (b) asbestos or asbestos-containing substances, and (c) any substance, waste, material or product that is regulated as of the date of this agreement by an Environmental Law.

         "Indemnification Escrow Funds" is defined in Section 2.2(b).

         "Intellectual Property" means any copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, patents, patent applications, patent rights, trademarks, trade names, service marks, Internet domain names, technology rights and licenses, trade secrets, franchises, know-how, inventions, discoveries, formulae, designs, blueprints, specifications, technical drawings (or similar information in electronic format), and ideas, rights in research and development, and commercially practiced processes and inventions, whether patentable or not in any jurisdiction, and all documentation and media consulting, describing or relating to the foregoing, including manuals, programmers' note, memoranda and records.

         "Intercompany Receivables" is defined in Section 2.3(b).

         "Inventory" means all inventory, including raw materials, supplies, work in process and finished goods of the Company.

         "Liability" means any liability (whether known or unknown and whether absolute, accrued, contingent or otherwise), indebtedness, obligation, expense, loss, damage, deficiency, guaranty or endorsement of or by any Person.

         "Litigation" means any lawsuit, action, arbitration, mediation, claim, administrative or other proceeding, criminal prosecution or formal governmental investigation or inquiry.

         "Material Adverse Effect," with respect to any Person, means any change, effect or circumstance that, individually or in the aggregate, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of such Person; provided, however, that the following shall not be taken into account in determining whether there has been or would be a Material Adverse Effect on or with respect to such Person: (a) any change, effect or circumstance relating to conditions affecting the economy of any part of the world generally, or any change, effect or circumstance relating to conditions generally affecting the industry (or industries) in which such Person participates, and, in either case, not affecting such Person in a materially disproportionate manner, and (b) any change, circumstance or effect caused by the announcement or pendency of the Transactions.

         "Minor Contracts" is defined in Section 4.13(a).

         "Owned Intellectual Property" means any Intellectual Property owned by the Company.

         "Off-the-Shelf-Software" is defined in Section 4.16.

         "Party" means any of the parties hereto.

         "Permitted Encumbrances" means (a) statutory liens not yet delinquent,
(b) such imperfections or irregularities of title or liens as do not materially detract from or interfere with the present use of the Assets subject thereto or affected thereby, otherwise materially impair present operations of the Business or materially detract from the value of such Assets, (c) the rights of customers of the Company with respect to Inventory or work in progress under orders or Contracts entered into by the Company in the ordinary course of business, (d) mechanics', carriers', workers', repairmen's, warehousemen's, or other similar liens arising in the ordinary course of business in respect of obligations not overdue or that are being contested in good faith, and (e) deposits or pledges that are statutory obligations to secure workers' compensation, unemployment insurance, old age benefits or other social security obligations.

         "Person" means any natural person, corporation, partnership, proprietorship, association, trust or other legal entity.

         "Purchase Price" is defined in Section 2.2.

         "Real Property" is defined in Section 4.9.

         "Regulation" means any statute, law, ordinance, regulation, order or rule of any federal, state, local, foreign or other government, governmental agency or body or of any other type of regulatory body, including those covering environmental, energy, safety, health, transportation, bribery, recordkeeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

         "Required Consents" is defined in Section 4.3.

         "Response Period" is defined in Section 8.3(a).

         "Seller's knowledge" means the actual knowledge of any of the directors or officers of VIASYS or the Seller or any officers of the Company that are responsible for the subject in question as of the date hereof.

         "Shares" is defined in Section 4.4.

         "Tax Return" means any return or other document required to be made for any tax authority of income, profits or gains or of any other amounts or information relevant for the purposes of Tax, including any related accounts, computations and attachments.

         "Taxes" means (i) all taxes, charges, fees, levies or other assessments properly imposed by any tax authority, including income, gross receipts, value-added, excise, withholding, personal property, real estate, sales, use, ad valorem, license, lease, service, severance, transfer, payroll, employment, customs, duties, alternative, add-on minimum and estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment), and (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated consolidated, combined or unitary group.

         "Transaction Documents" means this Agreement, the Escrow Agreement, the Guaranty and any other agreements that are to be executed on the Closing Date as contemplated thereby.

         "Transactions" means the purchase and sale of the Shares and any other transactions contemplated by the Transaction Documents.

         "US" means the United States of America.

         "VIASYS" means VIASYS Healthcare Inc., a Delaware corporation that is the parent of the Seller.

         "Working Capital Adjustment Escrow Funds" is defined in Section 2.2(c).

2.       Purchase and Sale of Shares.

         2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, the Buyer shall buy from the Seller, and the Seller shall sell to the Buyer, free and clear of all Encumbrances, except for Permitted Encumbrances, all of the Shares.

         2.2 Purchase Price. The aggregate purchase price (the "Purchase Price") for the Shares will be an amount in cash equal to $9,438,709. The Buyer shall pay the Purchase Price at Closing as follows:

                  (a) delivery of $8,022,902.65 (the "Closing Payment") to the Seller by wire transfer of immediately available funds to an account designated by the Seller;

                  (b) delivery of $943,870.90 (the "Indemnification Escrow Funds") to the Escrow Agent by wire transfer of immediately available funds to an account designated by the Escrow Agent, to be held and disbursed by the Escrow Agent in accordance with the terms of the Escrow Agreement; and

                  (c) delivery of $471,935.45 (the "Working Capital Adjustment Escrow Funds," and together with the Indemnification Escrow Funds, the "Escrow Funds") to the Escrow Agent by wire transfer of immediately available funds to an account designated by the Escrow Agent, to be held and disbursed by the Escrow Agent in accordance with the terms of the Escrow Agreement.

         2.3      Dividends of Cash and Intercompany Receivables.

                  (a) Prior to the Closing, the Seller will cause the Company (i) to declare a dividend to be payable to Seller in an amount equal to all cash and cash equivalents held by the Company as of the time immediately prior to the Closing and (ii) to pay this dividend to the Seller immediately prior to the Closing. The Buyer shall cooperate with the Seller to distribute promptly to the Seller any such cash and cash equivalents that still remain with the Company following the Closing Date, to the extent the same were held by the Company as of the time immediately prior to the Closing.

                  (b) Prior to the Closing, the Seller will cause the Company to declare a dividend to be payable to the Seller of all receivables of the Company that are payable to the Company by Seller, VIASYS and any other Affiliates of the Company (the "Intercompany Receivables"). This dividend of the Intercompany Receivables shall be paid to the Seller immediately prior to the Closing. Effective as of the Closing Date, the Buyer and the Company release and forgive any further liability or obligation arising out of or relating to the Intercompany Receivables and any other intercompany debt, accounts, receivables or other similar amounts due to the Company from the Seller, VIASYS or their Affiliates, and, similarly, the Seller and VIASYS on behalf of themselves and their Affiliates release and forgive the Company from any liability or obligations arising out of or relating to any intercompany debt, accounts, receivables or other similar amounts due to the Seller or its Affiliates from the Company as of the Closing Date, except for obligations or liabilities created by the Transaction Documents.

3.       Closing.

         3.1 Location; Date. The closing for the Transactions (the "Closing") shall be held at the offices of Fenwick & West LLP, in Mountain View, California, at 9:00 a.m., local time on April 3, 2003 (the "Closing Date").

         3.2      Deliveries. At the Closing,

                  (a) the Buyer shall pay the Closing Payment to the Seller;

                  (b) the Buyer shall deliver the Escrow Funds to the Escrow Agent to be held and disbursed in accordance with the terms and conditions of the Escrow Agreement;

                  (c) the Seller shall deliver to the Buyer certificates representing the Shares, duly endorsed for transfer to the Buyer or with separate stock transfer powers or forms (in relation to the Seller) attached thereto and signed in blank, in each case as appropriate;

                  (d) the Seller shall cause the Company to deliver to the Buyer the Required Consents that the Buyer requests and resignations of the members of the board of directors and the officers of the Company; and

                  (e) the Parties shall deliver the Transaction Documents and any other documents required to be delivered at the Closing pursuant to this Agreement.

         3.3      Closing Date Balance Sheet; Post-Closing Payments.

                  (a) As promptly as practicable, but not later than 30 days after the Closing Date, the Seller will cause to be prepared and delivered to the Buyer (i) a pro forma balance sheet (the "Closing Date Balance Sheet") of the Company as of the Closing Date prepared in the form of Schedule 3.3(1) hereto and in accordance with the accounting principles set forth in Schedule 3.3(2) hereto (the "Applicable Accounting Principles"), giving effect to the payment of the dividends required by Section 2.3, and (ii) a detailed calculation in such Closing Date Balance Sheet of the Closing Date Adjusted Working Capital. To facilitate the Seller's preparation of the Closing Date Balance Sheet and the Closing Date Adjusted Working Capital, the Buyer shall, and shall cause its Affiliates and its Affiliates' respective agents and representatives to, cooperate and assist in the preparation of the Closing Date Balance Sheet and the calculation of the Closing Date Adjusted Working Capital, including providing reasonable access during normal business hours to the offices, employees and records of the Company and its accountants (the "Company Accountants") and making available to the extent necessary books, records, work papers, personnel and other materials and sources of the Company Accountants reasonably requested by the Seller for such purpose.

                  (b) The Buyer may dispute the "current asset" or "current liability" amounts reflected on the Closing Date Balance Sheet or in the Closing Date Adjusted Working Capital calculation on the basis that such amounts were not presented in accordance with Schedule 3.3(1) or (2) or the Applicable Accounting Principles or on the basis of computational errors. In the event of such a dispute, the Buyer shall notify the Seller in writing of each disputed amount within 90 days of the Closing (such 90-day period is hereinafter referred to as the "Review Period"). Any such notice of disagreement shall specify the "current asset" or "current liability" amounts as to which the Buyer disagrees (and shall include the Buyer's calculation of the Closing Date Adjusted Working Capital), and the Buyer shall be deemed to have agreed with all other items and amounts included in the calculation of the Closing Date Adjusted Working Capital delivered pursuant to Section 3.3(a). To facilitate the Buyer's review of the Closing Date Balance Sheet and the Closing Date Adjusted Working Capital, the Seller shall, and shall cause its Affiliates and its Affiliates' respective agents and representatives to, cooperate and assist in the Buyer's review of the Closing Date Balance Sheet and the calculation of the Closing Date Adjusted Working Capital, including providing reasonable access during normal business hours to the offices, employees and records of the Seller and its accountants (the "Seller Accountants") and making available to the extent necessary books, records, work papers, personnel and other materials and sources of the Seller Accountants reasonably requested by the Buyer for such purpose.

                  (c) If a notice of disagreement shall be duly delivered pursuant to Section 3.3(b), the Seller and the Buyer shall, during the 30 days following receipt of such notice, use their reasonable efforts to reach agreement on the disputed items or amounts in order to determine the Closing Date Adjusted Working Capital. If, during such period, the Seller and the Buyer are unable to reach such agreement, they shall promptly thereafter cause a nationally recognized firm of independent accountants chosen by and mutually acceptable to the Seller and the Buyer, or if no such agreement is reached within five Business Days after the end of such period, the firm of PriceWaterhouseCoopers LLP (such accounting firm, the "Accounting Referee"), to review this Agreement and the disputed items or amounts for the purpose of calculating the Closing Date Adjusted Working Capital. In making such calculation, the Accounting

Referee shall consider for revision only those items or amounts in the Seller's calculation of the Closing Date Adjusted Working Capital as to which the Buyer has disagreed. The Accounting Referee shall deliver to the Buyer and the Seller, as promptly as practicable, but in no event later than 20 Business Days after retention of the Accounting Referee by the Buyer and the Seller, a report setting forth such calculation. Such report shall be final and binding upon the Seller, the Company and the Buyer, and shall constitute an arbitral award on which a judgment may be entered in any court having jurisdiction thereof. The cost of such review and report shall be allocated equally between the Buyer, on the one hand, and the Seller, on the other hand, unless (i) the amount of the Closing Date Adjusted Working Capital as determined by the Accounting Referee is less than the amount of the same as shown in Seller's calculation delivered pursuant to Section 3.3(a) by 15% or more, in which event such cost shall be borne by Seller, (ii) the amount of the Closing Date Adjusted Working Capital as determined by the Accounting Referee exceeds the amount of the same as shown in Seller's calculation delivered pursuant to Section 3.3(a) by 15% or more, in which event such cost shall be borne by Buyer. The "Final Adjusted Working Capital" shall mean the Closing Date Adjusted Working Capital (i) as shown in the Seller's calculation delivered pursuant to Section 3.3(a) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 3.3(b), or (ii) if such a notice of disagreement is delivered, as agreed by the Buyer and the Seller pursuant to this Section 3.3(c) or, in the absence of such agreement, as shown in the Accounting Referee's calculation delivered pursuant to this Section 3.3(c).

                  (d) The Seller will pay its fees, costs and expenses in respect of its preparation of the Closing Date Balance Sheet and of the calculation of the Closing Date Adjusted Working Capital pursuant to Section 3.3(a). The Buyer will pay the fees, costs and expenses due to any accountants or other experts retained by it in connection with the review, negotiation or arbitration of the Closing Date Balance Sheet and the Closing Date Adjusted Working Capital.

                  (e) If the Final Adjusted Working Capital is less than $4,000,000, then the Purchase Price shall be decreased by the amount of any difference between $4,000,000 and the amount of the Final Adjusted Working Capital (such difference, the "Buyer's Adjustment Amount"), and the Parties shall promptly (but no later than within 10 Business Days) instruct the Escrow Agent to immediately deliver to (i) the Buyer a portion of the Working Capital Adjustment Escrow Funds equal to the Buyer's Adjustment Amount by wire transfer of immediately available funds to an account designated by the Buyer, and (ii) the Seller the remaining Working Capital Adjustment Escrow Funds by wire transfer of immediately available funds to an account designated by the Seller. (If the Escrow Funds are not sufficient, the Seller shall deliver to the Buyer cash in an amount equal to such remaining Buyer's Adjustment Amount within 10 Business Days.) For calculation purposes, if the Final Adjusted Working Capital is a negative number, then the Adjustment Amount shall be the sum of $4,000,000 and the dollar amount of the Final Adjusted Working Capital stated as a positive number. If the Final Adjusted Working Capital is more than $4,200,000 (such difference, the "Seller's Adjustment Amount"), then (I) the parties shall promptly (but no later than 10 Business Days) instruct the Escrow Agent to immediately deliver to the Seller all of the Working Capital Adjustment Escrow Funds by wire transfer of immediately available funds to an account designated by the Seller, (II) the Purchase Price shall be increased by the amount of the Seller's Adjustment Amount, and (III) the Buyer shall promptly (but no later than 10 Business Days) deliver to Seller cash in an amount equal to the Seller's Adjustment Amount by wire transfer of immediately available funds to an account designated by the Seller.

                  (f) If at the conclusion of the Review Period any portion of the Adjustment Amount is not in dispute, such amount shall be paid to the applicable party within 10 Business Days after the conclusion of the Review Period; provided that, if such payment depends on actions to be taken by the Escrow Agent, the Parties shall instruct the Escrow Agent to make such payment within such period. The amount of any payment to be made pursuant to Section 3.3 shall bear interest from and including the Closing Date to (but excluding) the date of payment at a rate per annum equal to the rate of interest paid with respect to the Working Capital Adjustment Escrow Funds during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

         3.4 Exclusive Remedy. To the extent that there is an adjustment pursuant to Section 3.3 or a reduction in the Purchase Price on account of outstanding debt, the fact or circumstance underlying such adjustment or reduction, as the case may be, shall not provide a separate basis for a claim of indemnification under Section 8 or otherwise, unless it causes a Liability in excess of such amount so adjusted; nor shall any failure to pay under Section
3.3 be subject to the limitations of Section 8.

4.       Representations and Warranties of the Seller Relating to the Company.

         The Seller represents and warrants to the Buyer, as to the Company, as follows:

         4.1 Corporate. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is qualified to do business as a foreign corporation in any jurisdiction where it is required to be so qualified. The certificate of incorporation and bylaws of the Company that have been delivered to the Buyer have been duly adopted and are current, correct and complete. The Company has all necessary power and authority to own, lease and operate its properties and other assets and to carry on the Business as it is now being conducted. Schedule
4.1 lists the Company's jurisdiction of incorporation, officers and directors and the states, if any, in which it is qualified to do business as a foreign corporation.

         4.2 Authorization. The Company has the requisite power and authority to perform the transactions to be performed by it pursuant to Section 2.3.

         4.3 Validity of Contemplated Transactions. Except with respect to the contracts specified in Schedule 4.3 (the "Required Consents"), the Transactions will not require any filing, consent or approval under, conflict with, or result in or constitute a Default under (a) any Regulation or Court Order to which the Company is subject, (b) any provision of the certificate of incorporation or bylaws of the Company, or (c) any

Contract other than a Minor Contract to which the Company is a party or by which any of its Assets may be bound.

         4.4 Capitalization and Stock Ownership. The total authorized capital stock of the Company consists of 3,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding as of the date hereof (the "Shares"). There are no existing options, warrants, calls, commitments, conversion privileges or preemptive or other rights of any character or agreements outstanding to purchase or otherwise acquire any shares of the Company's capital stock or obligating the Company to grant, extend or enter into any such option, warrant, call, commitment, conversion privilege or preemptive or other right or agreement. The Shares are all duly and validly authorized and issued, fully paid and non-assessable. Except as set forth on
Schedule 4.4, the Seller is the record and beneficial owner of the Shares, free and clear of all Encumbrances. Except as set forth on Schedule 4.4, there are no voting agreements, registration rights, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to the Shares. The Company is not under any obligation to register any of the Shares under the Securities Act of 1933, as amended. There are no restrictions upon the voting or transfer of the Shares pursuant to the Company's certificate of incorporation or bylaws or any Contract to which the Seller, or any of its Affiliates, or the Company is a party. Assuming Buyer has the requisite power and authority to be the lawful owner of the Shares, upon delivery of and payment for the Shares at the Closing as herein provided, good and valid title to the Shares will pass to Buyer, free and clear of all Encumbrances except for any Encumbrances arising from acts of Buyer and restrictions imposed under applicable securities laws.

         4.5      Financial Statements.

                  (a) The unaudited financial statements of the Company for the annual periods ended, and as of, December 28, 2002, December 29, 2001 and December 30, 2000 (the "Financial Statements") have been prepared in accordance with the books and records of the Company in all material respects and fairly present in all material respects and in accordance with GAAP the financial position of the Company, as at the respective dates thereof, and the results of its operations for the periods covered thereby. As of the date hereof, the Company has no Liability that is not reflected in the Balance Sheet dated December 28, 2002 included in the Financial Statements (the "Balance Sheet") and that would be required to be included in a balance sheet prepared in accordance with GAAP as of the Closing Date or to be referred to as a Liability in footnotes to financial statements prepared in accordance with GAAP as of and for the period ending on the Closing Date, other than (w) Liabilities arising since December 28, 2002 in the ordinary course of business in amounts that are not material to the Company, (x) current liabilities that will be reflected in the Closing Balance Sheet, (y) Liabilities that are specified on Schedule 4.5, or
(z) Liabilities represented by Contracts, other than any Liability arising from the breach of any Contract, to the extent that such Contracts are disclosed specifically on the cover sheet or face of any Disclosure Schedule hereto (or not required to be disclosed because of the term or amount involved) that were not required under GAAP to have been specifically disclosed or reserved for on such balance sheet.

                  (b) During the three months ended March 29, 2003, the Company received orders for Company products (referred to herein as "bookings") with an aggregate sales price of not less than $4,100,000. To the Seller's knowledge: (i) these bookings represent bona fide orders from customers, (ii) relate to products requested by the customer to be shipped prior to September 30, 2003, provided the customers continue to desire delivery at that time, and
(iii) provide for gross margins, calculated in a manner consistent with the past practices of the Company, that are consistent in the aggregate with the gross margins realized by the Company on the sales of products (excluding sales of Angel Products) in 2002 within a +/- 4% range. For clarification, the representation contained in the previous sentence of this Section 4.5(b) is a statement based on the Seller's actual current knowledge and does not represent a guarantee that such bookings will not be withdrawn, will actually be shipped on time or will actually result in such gross margins, in each case as time passes, intervening acts and omissions occur and facts and circumstances change.

                  (c) At March 29, 2003, the Company had aggregate orders for product not yet shipped of not less than $2,250,000. To the Seller's knowledge: these orders (i) represent bona fide orders from customers, (ii) relate to products requested by the customer to be shipped prior to September 30, 2003, provided the customers continue to desire delivery at that time, and
(iii) provide for gross margins, calculated in a manner consistent with the past practices of the Company, that are consistent in the aggregate with the gross margins realized by the Company on the sales of products (excluding sales of Angel Products) in 2002 within a +/- 4% range. For clarification, the representation contained in the previous sentence of this Section 4.5(c) is a statement based on the Seller's actual current knowledge and does not represent a guarantee that such bookings will not be withdrawn, will actually be shipped on time or will actually result in such gross margins, in each case as time passes, intervening acts and omissions occur and facts and circumstances change.

         4.6 Accounts Receivable. The accounts receivable of the Company that are included in the Assets are bona fide accounts receivable created in the ordinary course of business. To the Seller's knowledge, such accounts receivable are collectable in the ordinary course of business in the amount reflected on the Closing Date Balance Sheet.

         4.7      Taxes. Except as set forth on Schedule 4.7:

                  (a) The Company has (i) timely filed all material Tax Returns of the Company required to be filed , (ii) timely paid all Taxes required to be paid whether or not shown on such Tax Returns, and (iii) paid all other Taxes for which a notice of assessment or demand for payment has been received. All Tax Returns are true, correct and complete in all material respects, have been prepared in all material respects in accordance with all applicable laws and requirements and accurately reflect in all material respects the taxable income (or other measure of Tax) of the Company. The accruals for Taxes contained in the Financial Statements for the period ending and as of December 28, 2002 are adequate to cover all liabilities for Taxes of the Company for all periods ending on or before such date, and include adequate provision for all deferred Taxes, and nothing has occurred subsequent to that date to make any of such accruals inadequate. All Taxes of the Company for periods after the date of the Financial Statements have been paid or are adequately reserved against on the books of the Company. The Company has timely filed all information returns or reports, including forms 1099, that are required to be filed, and has accurately reported in all material respects all information required to be included on such returns or reports;

                  (b) To the knowledge of the Seller, there are (i) no proposed assessments of Taxes against the Company, (ii) no proposed adjustments to any Tax Return pending against the Company, and (iii) no proposed adjustments to the manner in which any Tax of the Company is determined. No notification of an intention to examine has been received from any tax Authority with respect to any material Tax Return for which the statute of limitations has not yet expired. Schedule 4.7(b) lists each material Tax Return of the Company that to the Seller's knowledge has been audited by the relevant Authorities (and all deficiencies or proposed deficiencies resulting from such audits have been paid or are adequately provided for in the Financial Statements for the period ending and as of December 28, 2002), and no such Tax Return is under examination by any tax Authority. To the Seller's knowledge, no claim has been made by an Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction;

                  (c) Except as disclosed in Schedule 4.7(c), the Company has not (i) filed any consent agreement under Section 341(f) of the Code, (ii) waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, (iii) been the subject of a Tax ruling that has continuing effect, (iv) been the subject of a closing agreement with any tax Authority that has continuing effect, or (v) granted a power of attorney with respect to any Tax matters that has continuing effect;

                  (d) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party;

                  (e) There are no Encumbrances for Taxes upon the Company or the assets of the Company, except Permitted Encumbrances;

                  (f) Schedule 4.7(f) lists all combined, consolidated or unitary groups of which the Company has been a member and which has filed a combined, consolidated or unitary return for federal, state, local or foreign tax purposes, other than the group of which VIASYS is the common parent (the "Affiliated Group");

                  (g) The Company is not a party to any joint venture, partnership or other agreement or arrangement which is treated as a partnership for federal income tax purposes and does not own a single member limited liability company which is treated as a disregarded entity;

                  (h) The Company has complied with all reporting and recordkeeping requirements under Section 6038A of the Code with respect to certain foreign-owned companies and transactions with certain related parties;

                  (i) Except as disclosed in Schedule 4.7(i), during the two fiscal years prior to the Closing Date, the Company has neither (i) been distributed in a transaction qualifying under Section 355 of the Code nor (ii) distributed any corporation in a transaction qualifying under Section 355 of the Code; and

                  (j) The Company does not and has not had a permanent establishment in any foreign country, as defined in the applicable Tax treaty or convention between the United States of America and such foreign country.

                  (k) Except as provided in Schedule 4.7(k), the Company is not a party to a tax-sharing agreement or similar agreement.

                  (l) The Company has not made or become obligated to make or will, as a result of any event in connection with the Transactions, make or become obligated to make any "excess parachute payment" as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).

         4.8 Title to Assets and Related Matters. Except (a) as specified in Schedule 4.8A, (b) as described in any notes to the Financial Statements, and
(c) for Permitted Encumbrances, the Company has good title to all of the tangible Assets, free of all Encumbrances. All tangible Assets of the Company are in good condition and repair and are free from material defect, subject to normal wear and tear. Except as set forth on Schedule 4.8B, the Company owns or has the right to use under valid leases or licenses currently in effect to all assets necessary to conduct the Business in all material respects consistent with past practices.

         4.9 Real Property. Schedule 4.9 lists all real estate owned or leased by the Company and used in the operation of the Business as well as any other real estate that is in the possession of or leased by the Company (as tenant or landlord) (collectively, the "Real Property"). The Company has made available to Buyer a copy of its only current lease for Real Property (the "Real Property Lease"). Except as set forth in Schedule 4.9, the Company has good title to any owned Real Property listed therein, free and clear of any Encumbrances other than Permitted Encumbrances. The Company is not in default under the Real Property Lease. The Company is not in violation in any material respects of any zoning, building or safety ordinance, Regulation or requirement or other law or regulation applicable to the operation of owned or leased properties, nor has it received within the past two years any notice or other communication (in writing or otherwise) of any such violation of law in any material respect with which it has not complied.

         4.10 Subsidiaries. The Company does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust, joint venture or other legal entity. The Company is not obligated to make nor is it bound by any agreement or obligation to make any investment in or capital contribution in or on behalf of any other entity.

         4.11     Legal Proceedings; Compliance with Law; Governmental Permits.

                  (a) Except as disclosed in Schedule 4.11, there is no Litigation that is pending or, to the Seller's knowledge, threatened against the Company or any officer, director or employee of the Company in his or her capacity as such. There has been no Default with respect to any Court Order applicable to the Company. The Company is, and at all times since January 1, 2000 has been, in compliance with all applicable Regulations in all material respects. Since November 15, 2001 and to the Seller's knowledge prior to such time, the Company has not received written notice from any Authority of any actual, alleged, possible or potential violation of any Regulation in any material respect by the Company, other than in respect of any such actual, alleged, possible or potential violation that has been cured, waived or otherwise resolved. This Section 4.11(a) does not apply to any Environmental Law, which is addressed by Section 4.12, or employee relations or ERISA issues, which are addressed by Sections 4.14 and 4.15, respectively.

                  (b) The Company has obtained and holds, and is in compliance in all material respects with, all governmental permits, licenses, registrations, certificates of occupancy, approvals and other authorizations that are required for the present operation of the Business.

         4.12     Environmental Matters.

                  (a) Except as described on Schedule 4.12, the Company is, and at all times has been, in compliance in all material respects with all Environmental Laws applicable to the Company. Without limiting the foregoing, as of the date of this Agreement, there is no Environmental Condition (i) at the premises at which the Company currently conducts the Business or (ii) at any other property that the Company currently owns, leases or operates, nor was there an Environmental Condition at any premises previously owned, leased or operated by the Company at any time that any such premises was owned, leased or operated by the Company. The Company is in possession of all permits and other governmental authorizations required under applicable Environmental Laws and is in compliance in all material respects with the terms and conditions thereof. The Company has not received any notice or other written communication, whether from an Authority, court, citizens group, employee or otherwise, of any Environmental Condition or that alleges that the Company is not in compliance with any Environmental Law. To the Seller's knowledge, no current or prior owner of any property currently or previously leased or possessed by the Company has received any notice or other written communication, whether from an Authority, court, citizens group, employee or otherwise, of any Environmental Condition or that alleges that the Company or such current or prior owner, or any other Person, is or was not in compliance with any Environmental Law in respect of the ownership or use of the such property.

                  (b) There are no written reports, studies or assessments that were prepared by any environmental consulting firm or similar organization for the Company with respect to any Environmental Condition at any of such premises or property referred to in Section 4.12(a), except for any such reports, studies or assessments that have been made available to the Buyer.

         4.13     Contracts and Commitments.

                  (a) Schedule 4.13(a) lists each Contract of the following types to which the Company is a party, or by which it is bound, except for any Contract that may be terminated by the Company on not more than 30 days' notice without any material Liability and any Contract under which the executory obligation of the Company involves an amount of less than the dollar amounts set forth below for the indicated classes of Contracts (such excepted Contracts, collectively, "Minor Contracts"):

                           (i)      Contracts with any present or former
stockholder, director, officer, employee, partner, consultant or Affiliate of the Company;

                           (ii)     Contracts for the future purchase of, or
payment for, supplies or products, or for the lease of any Asset from, or the performance of services by, a third party in excess of $25,000 in any individual case, or any Contracts for the purchase of Inventory or products or performance of services that involve an amount in excess of $25,000 with respect to any one supplier or other party;

                           (iii)    Contracts to sell or supply products or to
perform services that involve an amount in excess of $25,000 in any individual case;

                           (iv)     Contracts to lease to or to operate for any
other party any Asset that involve an amount in excess of $25,000 in any individual case;

                           (v)      Any notes, debentures, bonds, conditional
sale agreements, equipment trust agreements, letter of credit agreements, reimbursement agreements, loan agreements or other Contracts for the borrowing or lending of money (including loans to or from any officer, director, partner, stockholder or Affiliate of the Company or any member of their immediate families), agreements or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any other Person;

                           (vi)     Any Contracts under which any lien,
mortgage, security interest, pledge or other encumbrance (other than Permitted Encumbrances) exists with respect to any asset of the Company with a value of $25,000 or more;

                           (vii)    Contracts with any dealer, distributor,
sales representative or original equipment manufacturer to or through which the Company made sales in the amount of $100,000 or more in 2002;

                           (viii)   Any Contract that restricts the Company from
(A) participating or competing in any business or market, (B) freely setting prices or terms for sales of the Company's products or services, or (C) engaging in any business or market in any geographic area;

                           (ix)     Any joint venture or partnership Contract
that has involved or is reasonably likely to involve a sharing of profits or losses with any third party, other than any such Contract entered into in the ordinary course of business;

                           (x)      Any Contract by which the Company has
granted a power of attorney to any other party;

                           (xi)     Any Contract containing a written warranty,
guaranty or other similar undertaking by the Company with respect to any contractual obligation of any other Person, other than product and service warranties provided in the ordinary course of business; and

                           (xii)    Any other Contract under which the aggregate
consideration to be paid by the Company exceeds $100,000.

                  (b) Except as described in Schedule 4.13(b): (i) the Company is not in Default under any Contract set forth on Schedule 4.13(a), and
(ii) the Company has not received any written communication, or to the Seller's knowledge oral communication, from, or given any communication to, any other party alleging that the Company or such other party, as the case may be, is in Default under any such Contract, where (in case of each of (i) and (ii)) such Default would result in damage to the Company in excess of $25,000.

         4.14 Employee Relations. Except as described in Schedule 4.14A, the Company is not (a) a party to, involved in or, to the Seller's knowledge, threatened by, any employment related litigation or claim or labor or employee dispute or unfair labor practice charge or (b) currently negotiating any collective bargaining agreement, and the Company has not experienced any work stoppage by reason of employee action during the last three years. The Company is not a party to or bound by any collective bargaining agreement or other union contract nor, to the Seller's knowledge, is any attempt currently being made to organize any of the employees of the Company. Schedule 4.14B contains a list of all written employment or consulting agreements to which the Company is currently a party. The Company has made available to the Buyer a complete and correct list of the names and salaries, bonus and other cash compensation of all employees (including officers) whose total cash compensation for 2002 exceeded, or whose total compensation for 2003 is expected to exceed, $10,000. Schedule 4.14C contains a list of all Employee Obligations, except for the obligations identified on Schedule 7.6. The Company is in compliance in all material respects with Regulations relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, and, to Seller's knowledge, has correctly classified employees as exempt employees and nonexempt employees under the Fair Labor Standards Act. The Company has taken reasonable steps to ensure that all of the employees of the Company are legally permitted to be employed by the Company in the US in their current job capacities.

         4.15     ERISA.

                  (a) Schedule 4.15(a) contains a complete list of all Benefit Plans. The Company has made available to the Buyer (i) accurate and complete copies of all Benefit Plan documents and all other material documents relating thereto, including all summary plan descriptions, summary annual reports and insurance contracts, and (ii) accurate summaries of all unwritten Benefit Plans.

                  (b) Except as is set forth in Schedule 4.15(b), any Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and such determination remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption.

                  (c) Neither the Company nor any entity under common control with the Company maintains any defined benefit plan subject to Title IV of ERISA or has any current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). The Company has no material Liability with respect to any Benefit Plan that is not reflected or disclosed in or accrued for in the Financial Statements.

                  (d) Neither the Company nor any of its employees has any administrative or fiduciary responsibility with respect to any Benefit Plan. The Company is not a sponsor of any Benefit Plan.

                  (e) The Company has not ever been a participant in any "prohibited transaction" within the meaning of Section 406 of ERISA with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that the Company sponsors as employer or in which the Company participates as an employer which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA) or that could result in an excise tax under the Code.

         4.16 Intellectual Property. Schedule 4.16 contains a complete and accurate list and summary description of all (i) registered patents, trademarks, and copyrights owned by the Company, (ii) patent, trademark, and copyright applications owned or filed by the Company, and (iii) Contracts relating primarily to Intellectual Property (including licenses, sublicenses and similar agreements) to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up, royalty-free and transferable license rights for "off-the-shelf" third-party application software that the Company licenses, in any individual case, under a license with a maximum payment obligation of less than $10,000 (the "Off-the-Shelf-Software"). Except as set forth in Schedule 4.16, to the Seller's knowledge, all Owned Intellectual Property and such Contracts are, and after taking into account the

Transactions will continue to be valid and enforceable. The Company is not in Default under any such Contracts, and, to the Seller's knowledge and except as set forth on Schedule 4.16, there exists no event (including the consummation of the Transactions) that has resulted in or could be reasonably expected to result in a Default by the Company thereunder upon the giving of notice, the passage of time or both. There are no disputes that are outstanding in writing that have been received by the Company or, to the Seller's knowledge, threatened with respect to any Owned Intellectual Property or Contract. Neither the manufacture, marketing, license, sale or use as currently contemplated of any product currently licensed or sold by the Company violates any Contract between the Company and any third party nor, to the Seller's knowledge, does the Owned Intellectual Property or any other Intellectual Property used by the Company infringe any rights of any third party; and there is no pending or, to the Seller's knowledge, threatened claim or Litigation contesting the validity, ownership or right to use, sell, license or dispose of any Intellectual Property of the Company, nor has the Company received any written notice, or to the Seller's knowledge, oral notice, asserting that any Intellectual Property of the Company or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any third party, nor, to the Seller's knowledge, is there any basis for any such assertion.

         4.17     Absence of Certain Changes. Except as described in Schedule
4.17 or except as contemplated by or set forth in the Transaction Documents, since December 28, 2002, the Company has not (y) suffered any Material Adverse Effect, or (z) undertaken any of the actions set forth below, whether or not any such action could reasonably be expected to have a Material Adverse Effect:

                  (a) purchased or redeemed any shares of capital stock of the Company or authorized, declared or paid any dividend or other distribution relating thereto;

                  (b) incurred any capital expenditures or indebtedness for borrowed money relating to the Business, in each case in excess of $50,000 (in the aggregate);

                  (c) made any sale, assignment or transfer of assets, or any additions to or transactions involving any assets, other than those made in the ordinary course of business, consistent with past practices;

                  (d) except for Permitted Encumbrances, mortgaged, pledged or subjected to a lien, mortgage, security interest or pledge any of the Assets;

                  (e) entered into or materially amended any employment, retention, severance, change in control or similar agreement or arrangement with any current director, officer or stockholder of the Business;

                  (f) (i) established or materially amended any profit-sharing, bonus, savings, deferred compensation, retirement, or other employee compensation or Benefit Plan or practice maintained for the benefit of, or (ii) materially increased the compensation payable to, or to become payable to, or paid or accrued any bonus or deferred compensation for, or in respect of, any current or former director, officer, stockholder or employee of the Company, other than those increases normally made in the ordinary course of business;

                  (g) disposed or agreed to dispose of any of the Assets except sales of inventory or sales of any other Asset for an aggregate consideration of $25,000 or more, in either case in the ordinary course of business, consistent with past practices;

                  (h) canceled or forgiven any debts or claims except in the ordinary course of business, consistent with past practices;

                  (i)      materially modified or amended any Contract listed in
Schedule 4.13(a);

                  (j) made any material change in its tax practices, principles or policies;

                  (k) made any payments to its Affiliates, intercompany loans or transfers among such entities, other than payments and distributions made in the ordinary course of business, consistent with past practices; or

                  (l) taken any action or omitted to take any action (or committed to take any action or omit to take any action) that would result in the occurrence of any of the foregoing.

         4.18 Customers and Suppliers. The Company has reasonable working relationships with all of its customers and suppliers. Schedule 4.18 specifies the names of the customers of the Company that were the top 10 dollar-volume customers of the Company for the year ended December 28, 2002. Except as specified in Schedule 4.18, none of such top 10 customers has given the Company any written notice, or to the Seller's knowledge oral notice, terminating, canceling or threatening to terminate or cancel its customer relationship with the Company. Schedule 4.18 specifies the names of the suppliers of the Company that were the top 10 dollar-volume suppliers of the Company for the year ending December 28, 2002. Except as specified in Schedule 4.18, none of such top 10 suppliers has given the Company any written notice, or to the Seller's knowledge oral notice, terminating, canceling, or threatening to terminate or cancel its supply relationship with the Company. To the Seller's knowledge, no supplier of materials or services that are not currently available from another source has provided notice that it intends to terminate its supplier relationship with the Company.

         4.19 Insurance. Schedule 4.19 sets forth a complete and accurate list of all policies or other insurance arrangements relating to the Company. Such policies include all policies that are required in connection with the operation of the Business, by applicable laws or regulations or by the terms of any Contract. The policies or binders concerning such insurance are in full force and effect and no written notice, or to the Seller's knowledge oral notice, of cancellation or termination has been received by the Company with respect to any such policy or binder. There are no outstanding unsettled claims relating to the Company under any such policy or binder that individually, or in the aggregate, exceed the coverage of any such policy or binder. The proceeds from these policies benefit VIASYS or its Affiliates, not the Company, and the Buyer shall have no claim to any such proceeds.

         4.20 Product Liability. The Company does not have, and will not have, any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product or prototype of any product manufactured or delivered by the Company other than a defibrillator prior to the Closing Date, except for Liability in an aggregate amount that does not exceed the reserve for product liability contained on the Balance Sheet.

         4.21 Defibrillator Liability. The Company does not have, and will not have, any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any defibrillator manufactured or delivered by the Company prior to the Closing Date, except for Liability in an aggregate amount that does not exceed the reserve for product liability contained on the Balance Sheet.

         4.22 Corporate Records. Except as set forth in Schedule 4.22: the minute books of the Company contain copies of its certificate of incorporation, bylaws and minutes of meetings, resolutions and other proceedings of its Board of Directors and stockholder, all of which are accurate and complete. The stock record books of the Company are also accurate and complete. The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (ii) to maintain accountability for assets, and (c) the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         4.23 No Finder's Fees. Except for The Nassau Group, Inc., no Person retained by the Company, the Seller or any Affiliate of the Seller is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

         4.24 Books and Records. The books, records and accounts of the Company that have been maintained since November 15, 2001 (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with reasonable commercial practices, and (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company in all material respects.

         4.25 Interested Party Transactions. To the Seller's knowledge, no officer or director of the Company or the Seller or any Affiliate of the Seller has, either directory or indirectly, an interest in (i) any Person that purchases from or sells, licenses or furnishes to the Company any goods, property, technology or intellectual or other property rights or services, or (ii) any Contract other than a Minor Contract with the Company.

         4.26 Product Development. The Company has substantially completed its internal development phase with respect to the Angel Products, and the Company currently expects to begin accepting orders for the Angel Products in April of 2003. The Company has developed its manufacturing plan for the production of the Angel Products in commercial volumes consistent with the level of orders for the Angel Products projected to be received by the Company during the three months ending June 30, 2003, and the Company currently believes that it has the capacity to produce the Angel Products in such volumes. No representation or warranty is made in this Section 4.26 as to: (a) the actual level of orders for the Angel Products that will be received, (b) the Company's ability to produce the Angel Products at levels above the Company's internal level of projected sales for the three months ending June 30, 2003, or (c) the actual shipment dates for the Angel Products. Furthermore, the preceding representation and warranty as to the Company's production capacity assumes that the Company will, after the Closing, continue to operate its production processes in the ordinary course consistent with past practices. Furthermore, no assurances are being made as to the foregoing matters to the extent that the actions or omissions of the Buyer, the Company or third parties, intervening events, or typical development phase issues may or may not occur between the date hereof and a later date and may affect the outcome of such matters. Notwithstanding anything to the contrary contained in this Agreement, the Seller makes no representation or warranty in this Section 4.26 or otherwise that the Angel Products are free of bugs, defects or other errors.

5.       Representations and Warranties of the Seller Relating to the Seller.

         The Seller represents and warrants to the Buyer, as to itself only, as follows:

         5.1 Corporate. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state in which it was incorporated.

         5.2 Authorization. The Seller has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it. Such execution, delivery and performance by the Seller has been duly authorized by all necessary corporate action. The respective Transaction Documents to which the Seller is or will be a party constitute or will constitute valid and binding obligations of the Seller, enforceable in accordance with their terms, except to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar law as is now or hereinafter in effect relating to creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other Authority or Person before which any proceeding therefor may be brought.

         5.3 Validity of Contemplated Transactions. Except for the consents specified in Schedule 5.3, neither the Transactions nor the execution and delivery by the Seller of the respective Transaction Documents to which the Seller is or will be a party will require any filing, consent or approval under, conflict with, or result in or constitute a Default under (a) any Regulation or Court Order to which the Seller is subject, (b) any provision of the certificate of incorporation or bylaws of the Seller, or (c) any material Contract to which Seller is a party or by which its assets may be bound.

6.       Representations and Warranties of the Buyer Relating to the Buyer.

         The Buyer represents and warrants to the Seller, as to itself only, as follows:

         6.1 Corporate. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state in which it was incorporated.

         6.2 Authorization. The Buyer has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it. Such execution, delivery and performance by the Buyer have been duly authorized by all necessary corporate action. The respective Transaction Documents to which the Buyer is or will be a party constitute, or will constitute upon their execution and delivery, valid and binding obligations of the Buyer, enforceable in accordance with their terms, except to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar law as is now or hereinafter in effect relating to creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other Authority or Person before which any proceeding therefor may be brought.

         6.3 Validity of Contemplated Transactions. Neither the Transactions nor the execution and delivery by the Buyer of the Transaction Documents to which it is or will be a party will require any filing, consent or approval under, conflict with, or result in or constitute a Default under (a) any Regulation or Court Order to which the Buyer is subject, (b) any provision of the certificate of incorporation or bylaws of the Buyer, or (c) any material Contract to which the Buyer is a party or by which any of its assets may be bound. Neither the Buyer's entering into the Transaction Documents to which it is a party nor its performance of the Transactions will give rise to, or trigger the application of, any rights of any third party that would come into effect upon the performance of the Transactions.

         6.4 Finder's Fees. No Person retained by the Buyer is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

         6.5 Cessation of Defibrillator Product Line. The Buyer currently intends to cause the Company to cease the manufacture and sales of any defibrillator products.

7.       Certain Covenants.

         7.1 Post-Closing Cooperation with respect to Distribution Agreements. Following the Closing, the Seller shall, and the Buyer shall and shall cause the Company to, cooperate in undertaking the removal of the Company as a party to agreements where the Company is a party along with VIASYS or one or more of VIASYS' Affiliates, as soon as practicable after the Closing. The Seller, on one hand, and the Buyer or the Company as caused by the Buyer, on the other hand, shall seek to provide notice to the affected distributors and otherwise complete such removal in a manner that does not breach the affected distribution agreement. To the extent that the Company remains a party to any such distribution agreement during a limited period following the Closing while notice is provided to the distributor, or the distributor's consent to the removal is otherwise being sought or obtained, the Seller and the Buyer shall undertake to remit promptly to the other any payment that either (and, in addition, in the case of the Buyer, the Company) may receive under such distribution agreement for services rendered or products provided by the Company, on the one hand, or VIASYS or its Affiliates, on the other hand, after the Closing.

         7.2 Public Announcements. Each Party shall consult with the other before issuing any press release or making any public statement with respect to this Agreement and the Transactions and, except as may be required by applicable law or stock exchange regulations, will not issue any such press release or make any such public statement prior to such consultation. Each Party shall comply with all reasonable requests of the other Party made pursuant to the consultation required by this Section.

         7.3 Expenses; Audit Cooperation. If the Transactions are consummated, the Seller shall reimburse the Buyer for 50% of the audit fees actually charged by Ernst & Young LLP or such other auditor for the Buyer's initial audit of the Company (the "Audit"), up to an amount equal to the quotation of Ernst & Young LLP that was previously communicated to the Seller. Excepting only the foregoing reimbursement obligation, and whether or not the Closing occurs, each Party shall pay its own fees and expenses incident to preparing for, entering into and carrying out this Agreement and the Transactions. The Seller and its Affiliates will cause their management to cooperate in delivering a customary management representation letter to Ernst & Young, or such other auditor of the Company, in connection with the Audit concerning the period to which the Audit relates and during which the Seller owned the Company.

         7.4 Further Assurances. The Seller and the Buyer agree that, subsequent to the Closing Date, at the request of the other Party, they will execute and deliver, or cause to be executed and delivered, to the other Party such further instruments and take such other action as may be necessary to carry out the Transactions.

         7.5      Continued Installation and Field Service by VIASYS.

                  (a) Transition Services. The Seller or its Affiliates will continue to provide installation and field service to the Company for the Company products (the "Transition Services"), consistent with past practices, for a period beginning on the

Closing Date and ending on the sooner of (i) the date that is 12 months following the Closing Date and (ii) the date that the Buyer notifies the Seller that it would like to terminate the provision of the Transition Services; provided that the Buyer shall provide at least 30 days' notice of termination unless otherwise agreed to by the Buyer and the Seller.

                  (b) Payment. The Seller will charge the Buyer for the Transition Services at the applicable rates that the Seller charged the Company prior to the Closing Date. The Seller shall invoice the Buyer monthly for such services, and the Buyer shall pay the Seller promptly (but no later than 45 days following its receipt of such invoice). Interest at the rate of the lesser of 12% per annum or the highest rate permitted by law shall accrue on any late payments.

                  (c) Personnel. The Transition Services shall be provided through such of the personnel of the Seller or its Affiliates as the Seller may elect from time to time; provided that Seller shall have the right, upon the prior consent of the Buyer, not to be unreasonably withheld, conditioned or delayed, to contract with unaffiliated third parties to perform any or all of the Transition Services.

                  (d) Termination of Transition Services by the Seller. The Seller may terminate its obligation to provide the Transition Services at any time by written notice to the Buyer (i) following any criminal or negligent act, or other gross negligence or willful misconduct by the Buyer or the Company or any of their respective officers, directors, subsidiaries, affiliates, employees, consultants, contractors, subcontractors or agents in connection with the provision of services pursuant to this Section 7.5 (that Seller believes in good faith would result in a Material Adverse Effect on the Seller), (ii) following any material breach by the Buyer of its obligations under this Section
7.5 which is not cured within 30 days after written notification thereof to the Buyer, (iii) if the Buyer or the Company becomes insolvent, makes any assignment for the benefit of its creditors, or is placed in receivership, liquidation or bankruptcy, (iv) upon the dissolution of the Buyer or the Company and the winding up of its affairs, or (v) upon sale by the Buyer or the Company of all or substantially all of its assets or upon a change of control of the Buyer or the Company (whether by merger, by sale of a majority of the equity interests in the Buyer or the Company or otherwise). If the Seller's obligation to provide the Transition Services under this Section 7.5 is terminated for any reason, the Buyer shall pay to the Seller all amounts that have accrued under this Section
7.5 herein arising out of the services provided to the Company by the Seller on or prior to such termination.

                  (e) Non-Solicitation of Employees. The Buyer agrees not to, and agrees to cause the Company not to, directly or indirectly, solicit the employment of the employees of the Seller or its Affiliates that provide the Transition Services, or otherwise induce or incentivise any of such employees to leave the employment of the Seller or its Affiliates, unless prior to any such solicitation of employment such employee (i) was discharged by the Seller or its Affiliates or (ii) voluntarily terminated his or her relationship with the Seller or such Affiliate; provided, however, this Section 7.5(e) shall not apply to any general solicitation of employment; and provided, further, that Buyer shall not be restricted in hiring any such person who responds to any such general solicitation.

                  (f) Indemnification of the Seller. The Buyer shall defend, indemnify and hold harmless the Seller and its Affiliates, and their respective officers, directors, employees, consultants, contractors or agents, and their respective permitted successors and assigns (collectively, the "Seller Group"), for, from and against any Liabilities that any member of the Seller Group may sustain or incur arising out of or based on the performance or nonperformance of Seller's obligations pursuant to Section 7.5 of this Agreement; except for, in any case, any Liabilities arising from or out of the gross negligence or willful misconduct of any member of the Seller Group.

                  (g)      Disclaimer; Limitations.

                           (i)      SELLER SHALL NOT BE LIABLE TO THE BUYER OR
ANY OTHER PARTY WITH RESPECT TO THE TRANSITION SERVICES FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES SUSTAINED OR INCURRED BY SUCH OTHER PARTY, INCLUDING DAMAGES FOR LOST PROFITS, EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND EVEN IF SUCH PARTY IS ACTING WITH NEGLIGENCE.

                           (ii)     EXCEPT AS TO RESPONSE TIME AS SET FORTH
ABOVE IN SECTION 7.5(a), SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT WITH RESPECT TO THE TRANSITION SERVICES. FURTHER, THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE NECESSITY, APPROPRIATENESS, SUFFICIENCY OR QUALITY OF ANY OF THE SERVICES BEING PROVIDED HEREUNDER OR OTHERWISE. TRANSITION SERVICES PROVIDED UNDER THIS AGREEMENT ARE BEING PROVIDED ON AN "AS IS, WHERE IS" BASIS. NEITHER THE SELLER NOR ANY OF ITS SUBSIDIARIES OR AFFILIATES, NOR ANY OF THEIR RESPECTIVE EMPLOYEES, OFFICERS, PARTNERS, DIRECTORS, CONTRACTORS, SUBCONTRACTORS OR AGENTS WARRANT THAT THE TRANSITION SERVICES WILL BE UNINTERRUPTED OR ERROR FREE, NOR DO ANY OF THESE PARTIES WARRANT THAT CERTAIN RESULTS MAY OR WILL BE OBTAINED BY THE BUYER IN CONNECTION WITH THE SERVICES RENDERED HEREUNDER OR THAT SUCH SERVICES ARE NECESSARY, APPROPRIATE, SUFFICIENT OR OF A PARTICULAR QUALITY LEVEL.

                  (h)      THE BUYER'S SOLE REMEDY FOR BREACH OF THIS
SECTION 7.5 SHALL BE TO SUE THE SELLER FOR BREACH OF CONTRACT, AND, IN SUCH EVENT (UNLESS THE SELLER FAILS TO PERFORM THE TRANSITION SERVICES), THE SELLER'S LIABILITY SHALL BE LIMITED TO THE AMOUNT THE SELLER WAS PAID FOR THE TRANSITION SERVICES. IF THE SELLER FAILS TO PERFORM THE TRANSITION SERVICES AFTER

REASONABLE NOTICE FROM THE BUYER, THE BUYER'S DAMAGES SHALL BE THE AMOUNT REASONABLY INVOICED FOR THE SAME BY A THIRD PARTY OR THE COST OF SUCH SERVICES IF PROVIDED BY THE COMPANY OR THE BUYER. THE INDEMNIFICATION PROVISIONS CONTAINED IN SECTIONS 8.1 AND 8.2 OF THIS AGREEMENT SHALL NOT APPLY TO A BREACH BY THE SELLER OF THIS SECTION 7.5.

                  (i) Force Majeure. The Seller shall have no liability with respect to the Transition Services as a result of any failure of Seller to perform any of its obligations hereunder if such failure is due to any circumstance beyond its control (an "Event of Force Majeure"), including any requisition by any Authority, act of war or terrorism, strike, boycott, lockout, picketing, riot, sabotage, civil commotion, insurrection, epidemic, disease, act of God, fire, flood, accident, explosion, earthquake, storm, failure of public utilities or common carriers, mechanical failure, embargo, or prohibition imposed by any governmental body or agency having authority over the party; provided that at such time as an Event of Force Majeure no longer exists, the obligations of the Seller hereto shall be reinstated, and this Agreement shall continue in full force and effect. Following an Event of Force Majeure, the Seller shall give prompt notice thereof to the Buyer, and the Seller shall use commercially reasonable efforts to minimize the duration and consequences of, and to eliminate, any such Event of Force Majeure.

                  (j) Independent Contractors. In all matters relating to this Section 7.5, (a) each party shall be solely responsible for the acts of its employees, and employees of one party shall not be considered employees of the other party, and (b) no party shall have any right, power or authority to create any obligation, express or implied, on behalf of the other party. Nothing in this Section 7.5 is intended to create or constitute a joint venture or partnership between the parties hereto or persons referred to herein.

                  (k) Warranty and Other Contractual Services. Following the Closing Date, the Buyer will cause the Company to perform warranty and field service and such other similar services that it is contractually required to provide for products sold by the Company prior to the Closing Date (the "Product Warranty Services"). To the extent that the costs incurred by the Company in connection with the performance of the Product Warranty Services after the Closing Date exceed $150,000, such costs shall be borne by the Seller. For purposes of this Section 7.4(k), the Company's "costs" shall constitute the sum of any amounts paid by the Buyer to the Seller pursuant to Section 7.4 and the actual internal costs of the Company or Buyer in providing the Product Warranty Services, as evidenced by a reasonable record of time spent by employees and agents, and out-of-pocket expenses incurred by the Company or Buyer.

         7.6 Employee Severance and Retention Obligations. The Seller or one of its Affiliates will be responsible for paying the retention bonuses and severance amounts due to employees of the Company that are identified in
Schedule 7.6. Following the Closing Date, the Company shall retain and assume, and the Company and the Buyer shall defend, indemnify and hold harmless Seller, VIASYS and their Affiliates from and against, any further stay bonuses or severance obligations to employees of the Company that are identified as such on
Schedule 4.14C (the "Employee Obligations").

8.       Indemnification.

         8.1 Indemnification by the Seller. From and after the Closing Date, the Seller shall indemnify and hold harmless the Buyer in accordance with this Section 8.1 from and against any Damages that the Buyer suffers as a result of any breach of any representation, warranty, covenant or agreement of the Seller contained in this Agreement. For purposes of this Section 8.1, the term "Damages" means any Liabilities (after taking into account related insurance recoveries and tax benefits net of the taxes imposed on indemnification payments), including related reasonable attorneys', consultants' and other professional fees and disbursements incurred by the Buyer, but excluding any Liability included or accrued for in the Financial Statements or the Closing Date Balance Sheet, to the extent so included or accrued. The right to indemnification under this Section 8.1 will not be affected by any investigation conducted, or knowledge acquired by, the Buyer regarding the Sellers' representations and warranties.

         8.2 Indemnification by the Buyer. From and after the Closing Date, the Buyer shall indemnify and hold harmless the Seller in accordance with this
Section 8.2 from and against any Damages that the Seller suffers as a result of any breach of any representation, warranty, covenant or agreement of the Buyer contained in this Agreement. For purposes of this Section 8.2, the term "Damages" means any Liabilities (after taking into account related insurance recoveries and tax benefits net of the taxes imposed on indemnification payments), including related reasonable attorneys', consultants' and other professional fees and disbursements incurred by the Seller. The right to indemnification under this Section 8.2 will not be affected by any investigation conducted, or knowledge acquired by, the Seller regarding the Buyer's representations and warranties.

         8.3      Procedure for Claims.

                  (a) If an indemnified party desires to seek indemnification under Section 8.1 or 8.2 (such party, the "Indemnified Party"), the Indemnified Party shall give notice to the indemnifying party (the "Indemnifying Party") by sending such party a claim notice (a "Claim Notice") prior to the applicable Expiration Date specified below, which notice shall describe in reasonable detail the nature of the claim and the amount of the Damages incurred by the Indemnified Party. If (i) the Claim Notice is being sent under Section 8.1 and (ii) the Indemnification Escrow Funds have not been released in full pursuant to the Escrow Agreement, the Indemnified Party shall also send a copy of the Claim Notice to the Escrow Agent, and such notice shall state that the claim is being made against the Indemnification Escrow Funds only (i.e., not against the Working Capital Adjustment Escrow Funds). The Indemnifying Party shall respond to any Claim Notice (a "Claim Response") within 30 Business Days (the "Response Period") after the date that the Claim Notice is received by the Indemnifying Party. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements set forth in Section 10.8, and any Claim Response shall specify whether or not the claim described in the related Claim Notice is disputed. If the Buyer shall be the Indemnified Party with respect to a claim under Section 8.1, it shall first request payment of the related Damages from the Indemnification Escrow Funds under the Escrow Agreement, but only to the extent that the Indemnification Escrow Funds are then being held by the Escrow Agent and are not subject to other claims for indemnification in excess of the amount of such funds, and thereafter the Buyer shall be entitled to payment directly from the Seller. If the Indemnifying Party fails to give a Claim Response within the Response Period or does not dispute the claim described in a Claim Notice, then the Indemnified Party may pursue whatever legal remedies may be available to recover the Damages as to which the Indemnified Party is seeking indemnification.

                  (b) Notwithstanding any other part of this Section 8, (i) the Buyer shall be entitled to indemnification under Section 8.1 only when the aggregate of all Damages to the Buyer from all items as to which it would otherwise be entitled to indemnification under Section 8.1 exceeds $100,000 (the "Basket"), and then after the Basket has been exceeded Seller shall be responsible for all Damages based thereon from the first dollar, without regard to the Basket; (ii) the Seller shall not be liable, in the aggregate, under
Section 8.1 or otherwise to Buyer for an amount in excess of sixty percent (60%) of the Purchase Price for claims for which a Claim Notice is duly given to Seller in accordance with Section 10.8 on or before December 31, 2003, or forty percent (40%) of the Purchase Price for claims for which a Claim Notice is duly given to Seller in accordance with Section 10.8 after December 31, 2003 (excluding any claims made under Section 3.3, which are subject to the procedures outlined in such Section, and not this Section 8); and (iii) the Buyer shall not be entitled to seek indemnification under Section 9.1 from the Seller for any breach of a representation or warranty, or breaches of a representation or warranty that arise from the same related facts, that involves Damages of less than $7,500 per breach or group of related breaches. However, notwithstanding anything to the company contained in this Section 8.3(b), (I) the Seller shall be liable to the full extent of any Damages suffered by Buyer based on a breach of Sections 4.4 (regarding Capitalization and Stock Ownership), 4.7 (regarding Taxes), 4.12 (regarding Environmental Matters) and
4.21 (regarding Defibrillator Liability); and (II) as a consequence, the claims made pursuant to such Sections 4.4, 4.7, 4.12 and 4.21 shall not be counted or aggregated for purposes of determining whether the Basket has been exceeded.

                  (c) Except for any injunctive relief to which a Party may be entitled, the indemnification remedies provided in this Section 8 shall constitute the exclusive remedy of the Parties after the Closing for any claim in connection with this Agreement or any other Transaction Documents, including any claim for any Damages resulting from a breach by the Buyer, on one hand, or the Seller, on the other hand, of any representation, warranty, covenant or agreement contained in this Agreement, and neither any Party, any Affiliate of any Party, nor any other Person shall be entitled to make any claim or otherwise recover Damages from the other Party except as expressly provided under this
Section 8, provided that the limitations of this Section 8.3(c) shall not apply to claims based on fraud.

                  (d) The Indemnification Escrow Funds shall only be available to satisfy claims against Seller under Section 8.1 of this Agreement (but not claims against Seller under Section 3.3 of this Agreement). The Working Capital Adjustment Escrow Funds shall only be available to satisfy claims against Seller under Section 3.3 of this

Agreement and shall be disbursed in full following the final resolution of the Working Capital Adjustment in accordance with Section 3.3. The Escrow Agreement shall contain a statement to this effect.

         8.4      Expiration Dates. Any claim for indemnification under Section
8.1 or 8.2 shall be made by giving a Claim Notice under Section 8.3 on or before the applicable Expiration Date specified below in this Section 8.4, or the claim under Section 8.1 or 8.2 shall be invalid. The following claims shall have the following respective "Expiration Dates": (a) the third anniversary of the Closing Date, with respect to any claim for indemnification with respect to a breach of the representations and warranties in Section 4.7 (regarding Taxes),
(b) until the statute of limitations has run and relieved Liability from the Seller for indemnification under Sections 4.4 (regarding Capitalization and Stock Ownership), 4.12 (regarding Environmental Matters) and 4.21 (regarding Defibrillator Liability), and (c) the date that is 18 months after the Closing Date, with respect to any other claim for indemnification under Section 8.1 or 8.2.

         8.5 Third Party Claims. If an Indemnified Party desires to seek indemnification under Section 9.1 or 9.2 with respect to any actions, suits or other administrative or judicial proceedings (each, an "Action") that may be instituted by a third party, the Indemnified Party shall give the Indemnifying Party prompt notice of a third party's institution of such Action (but within no later than 20 days), provided, however, that the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnified Party's failure to give such notice. Without limiting the foregoing, the Indemnified Party shall notify the Indemnifying Party of such Action in writing specifically referring to this Section 8.5 and in reasonable detail and shall include with such notice copies of the notices and documents (including court papers) served on or received by such party from such third party. Upon receipt of such notice, the Indemnifying Party shall be entitled to participate in such Action, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party, and to settle or compromise such Action, provided that such settlement or compromise shall not be effected without the consent of the Indemnified Party unless (a) there is no finding or admission of any violation by the Indemnified Party, or any of its Affiliates, of any Regulation or of any rights of any Person and no effect on any other claims that may be made against the Indemnified Party or its Affiliates, and (b) the sole relief provided is monetary damages that are to be paid in full by the Indemnifying Party. After notice to the Indemnified Party of the Indemnifying Party's election to assume the defense of such Action, the Indemnifying Party shall not be liable to the Indemnified Party under Section 8.1 or 8.2 for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, for so long as it diligently conducts such defense. If the Indemnifying Party does not elect to assume the defense of such Action within 15 Business Days of the Indemnified Party's delivery of notice of such Action, the Indemnified Party shall be entitled to assume the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the Indemnifying Party), at its own expense, separate from the counsel employed by the

Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable under this Section
8.5 for the fees and expenses of counsel employed by the Indemnified Party only for any period during which the Indemnifying Party has failed to assume the defense thereof. Unless it has been conclusively determined through a final, non-appealable order of a court of competent jurisdiction (or settlement tantamount thereto) that the Indemnifying Party is not liable to the Indemnified Party under this Section 8.5, the Indemnified Party shall act reasonably and in accordance with its good faith business judgment with respect to such defense, and the Indemnified Party shall not settle or compromise any such Action without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party and the Indemnified Party shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such Action, including making employees available on a mutually convenient basis to provide additional information and explanation of any relevant materials or to testify at any proceedings relating to such Action. Notwithstanding the foregoing, if an Action involves a claim for an injunction or other equitable relief that the Indemnified Party determines in good faith could, if granted against it or an Affiliate, reasonably be expected to materially adversely affect the Indemnified Party (including, if the Indemnified Party is the Buyer, the Buyer's ability to conduct the Business), the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Action, but the Indemnifying Party will not be bound by any determination of an Action so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

         8.6 Procedure for Indemnification Claims. The indemnification required by Section 8.1 or 8.2 shall be made only if (a) the Indemnifying Party admits, including by settling a claim, that an indemnification obligation is owing hereunder, or (b) a dispute about such indemnification is resolved in accordance with Section 8.3; and then only as and when bills are received or Damages are actually incurred or paid by the Indemnified Party.

9.       Tax Matters.

         9.1      Liability for Taxes.

                  (a) All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement on the transfer of Shares (including, if applicable, any transfer tax imposed in any state or subdivision) ("Transaction Taxes"), shall be paid by apportioned between and paid equally by the Buyer and the Seller when due, and the Party responsible for making any required filing under applicable law will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transaction Taxes and, if required by applicable law, the other Party will join in the execution of any such Tax Returns and other documentation.

                  (b) The Seller shall be liable for and indemnify the Buyer or the Company, as the case may be, for all Taxes imposed on the Company, or for which the

Company may otherwise be liable (including liabilities pursuant to Treasury Regulation Section 1.1502-6(a) or any similar provision of any state, local or foreign law), for any taxable year or period of the Company that ends on or before the Closing Date (such periods referred to as "Pre-Closing Tax Periods" and Taxes for such periods referred to as "Pre-Closing Taxes"), and, with respect to any portion of a taxable year or period beginning before and ending after the Closing Date (such periods referred to as "Straddle Periods" and Taxes for such periods referred to as "Straddle Taxes"), for Taxes attributable to the portion of such Straddle Period ending on and including the Closing Date; provided, however, that Seller shall have no obligation to make any payment pursuant to this Section 9.1, until the amounts that would otherwise be payable pursuant to this Section 9.1 (apart from this proviso) exceed the reserve for Taxes on the Financial Statements, and provided further that any payment pursuant to this Section 9.1 shall be net of tax benefits available to the party to whom such payment is made.

                  (c) Buyer shall be liable for, and Buyer shall indemnify Seller and its affiliates for, all Taxes imposed on Seller or any of its affiliates with respect to the Company for any taxable year or period that begins after the Closing Date (such periods referred to as "Post-Closing Tax Periods" and such taxes referred to as "Post-Closing Taxes") and, with respect to Taxes for a Straddle Period, the portion of Taxes for such Straddle Period beginning after the Closing Date.

                  (d) For purposes of this Section 9.1, whenever it is necessary to determine the liability for income taxes of the Company for a portion of a Straddle Period, the determination of the income taxes for the portion of the Straddle Period ending on, and the portion of the Straddle Period beginning after, the Closing Date, shall be determined by assuming that Company had a taxable year or period that ended on the Closing Date. To the extent permitted by applicable law, the Parties agree to elect to treat the Closing Date as the last day of the taxable year. In the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the Pre- Closing Tax Period shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in Pre-Closing Tax Period and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount that would be payable if the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

                  (e) Seller shall be responsible for and shall pay any income, franchise or similar Taxes arising as a result of any Code Section 338(h)(10) election or any comparable or resulting election under state law filed by Buyer or Seller.

                  (f) Any Tax refunds that are received by the Company or Buyer and any amounts credited against Taxes to which Buyer or the Company become entitled that relate to Taxes for Pre-Closing Tax Periods shall be for the account of Seller unless such refund is a result of a carryback of an item that arose in a Post-Closing Tax Period, and

Buyer shall pay over to Seller any such refund or the amount of any such credit within 15 days after receipt or entitlement thereto.

         9.2 Responsibility for Tax Matters. The following provisions shall govern the allocation of responsibility as between the Buyer and the Seller for certain Tax matters following the Closing Date:

                  (a) Responsibility for Filing Tax Returns for Periods through Closing Date. The Seller shall include the income or loss of the Company (including any deferred items triggered into income by Treas. Reg. Section 1.1502-13 and any excess loss account taken into income under Treas. Reg.
Section 1.1502-19) on the consolidated federal income Tax Returns (and any combined reports or equivalent state or local Tax Returns) of the Affiliated Group for all periods through the Closing Date and shall pay any income Taxes attributable to such income. For all taxable periods ending on or before the Closing Date, Seller shall cause the Company to join in the Affiliated Group's consolidated federal income Tax Return (and any combined reports or equivalent state or local Tax Returns) and, in jurisdictions requiring separate reporting from such Affiliated Group, to file separate company state and local income tax returns. All such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law. The Buyer shall cause the Company to furnish information to the Seller as reasonably requested by the Seller to allow the Seller to satisfy its obligations under this Section in accordance with past custom and practice. The Company and Buyer shall consult and cooperate with the Seller as to any elections to be made on returns of the Company for periods ending on or before the Closing Date. The Buyer shall cause the Company to file income Tax Returns for all periods, other than periods ending on or before the Closing Date, and to pay all Taxes, subject to Sections 9.1 and 9.2(b), due under such Tax Returns.

                  (b) Tax Returns for Periods Beginning Before and Ending After the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for the Straddle Period. The Buyer shall permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Seller. The Seller shall pay to the Buyer, within 15 days after the date on which Taxes are paid for the Company with respect to such periods, an amount equal to the portion of such Taxes that relates to the portion of such taxable period ending on the Closing Date, to the extent such Taxes are not reflected in the reserve for Taxes (rather than any reserve for deferred Taxes established by such entity to reflect timing differences between book and Tax income) shown on the face of the Closing Date Balance Sheet, or otherwise adjusted for in the post-closing purchase price adjustment pursuant to Section 3.3.

         9.3      Cooperation on Tax Matters.

                  (a) The Buyer and the Company, on one hand, and the Seller, on the other hand, shall cooperate, as and to the extent reasonably requested by any of the other Parties, in connection with the filing of Tax Returns pursuant to this Section 9 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another party's request) the provision of records and information that is reasonably relevant to filing of Tax Returns and any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any tax Authority, and (ii) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another party so requests, the Company or the Seller, as the case may be, shall allow the other party to take possession of such books and records.

                  (b) The Buyer and the Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

                  (c) The Buyer and the Seller further agree, upon request, to provide the requesting party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

         9.4 Section 338(h)(10) Election. The Buyer will join the Seller in making an election under Section 338(h)(10) of the Code (and any corresponding elections available under state, local, or foreign law) with respect to the purchase and sale of the Shares pursuant to the Transactions and take all such action as is required in order to give effect to the election for state, local, and foreign tax purposes to the greatest extent permitted by law.

         9.5 Allocation of Purchase Price. The Parties agree that the Purchase Price and any liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including Tax and financial accounting purposes) in a manner consistent with Sections 338 and 1060 of the Code and the regulations thereunder. Buyer, the Company, and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation. At least 120 days prior to the date for the filing (the "Filing Date") of any Section 338 forms (including IRS Form 8023, any similar form under state or local law and any schedules or attachments thereto (collectively, "Section 338 Forms")), Buyer shall prepare and submit to Seller for its review and approval a draft of such
Section 338 Form setting forth the allocation of the Purchase Price among the assets of the Company. If the Parties cannot agree on such allocation at least 60 days prior to the Filing Date, unless the Parties otherwise agree, the disputed items shall be submitted to the

Accounting Referee for its decision pursuant to the procedures set forth in
Section 3.3(c) with respect to the disputed items, which decision shall be binding on the Parties.

         9.6 Termination of Tax Allocation Agreements. Any and all tax allocation or tax sharing agreements or arrangements (other than this Agreement), whether or not written, that may have been entered into by and between the Seller and its Affiliates, on the one hand, and Company on the other hand, shall be (and hereby are) terminated as to Company as of the Closing Date, and no payments that are owed by or to Company pursuant thereto shall be made thereunder.

         9.7      Tax Contest Provisions.

                  (a) Notice Requirements. Whenever the Buyer receives a notice of any pending or threatened tax audit or assessment for any Pre-Closing Tax Period or Straddle Period, the Buyer shall promptly inform the Seller in writing. Whenever the Seller receives a notice of any pending or threatened tax audit or assessment of Company for any Pre-Closing Tax Period, any Straddle Period, or any Post-Closing Tax Period, the Seller shall promptly inform the Buyer in writing.

                  (b) Contests Pertaining to Pre-Closing Taxes. The Seller shall have the right to control, at its own cost, any proceedings relating to any pending or threatened tax audit or assessment for any Pre-Closing Taxes of the Company (including any taxes for which the Company may be liable, including any tax liability pursuant to Treasury Regulation Section 1.1502-6(a) or any similar provision of any state, local, or foreign law) and to determine whether and when to settle any such claim, assessment or dispute. Notwithstanding the foregoing, Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes that would materially adversely affect the liability for Taxes of Buyer or the Company for any Post-Closing Tax Period or the post-closing portion of the Straddle Period without the prior written consent of the Buyer, provided that such consent shall not be unreasonably withheld.

                  (c) Contests Pertaining to Post-Closing Taxes and Straddle Period Taxes. The Buyer shall have the right to control, at its cost, any proceedings relating to any pending or threatened tax audit or assessment relating to any Post-Closing Taxes or Straddle Period Taxes of the Company and to determine whether and when to settle any such claim, assessment or dispute. Notwithstanding the foregoing, the Buyer shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes that would materially adversely affect the liability for Taxes of Seller without the prior written consent of Seller, provided that such consent shall not be unreasonably withheld.

                  (d) Contests Pertaining to Both Pre-Closing and Post-Closing Taxes. With respect to any threatened tax audit or assessment that covers both one or more Pre-Closing Tax Periods (or Straddle Periods) and one or more Post-Closing Tax Periods, the parties shall use reasonable efforts to cause such proceedings to be bifurcated between the Pre-Closing Tax Periods and Post-Closing Tax Periods. To the extent that the parties are able to cause such bifurcation, Sections 9.7(b) and (c) hereof shall govern the control of such proceedings. To the extent that the Parties are unable to cause such bifurcation, (i) the Seller and the Buyer shall jointly control such proceedings, (ii) the Seller shall be entitled to determine whether and when to settle any claim, assessment, or dispute to the extent it relates to any Pre-Closing Taxes of the Company (including any Taxes for which the Company may be liable including any tax liability pursuant to Treasury Regulation Section 1.1502-6(a) or any similar provision of any state, local, or foreign law), and
(iii) the Buyer shall be entitled to determine whether and when to settle any claim, assessment, or dispute to the extent it relates to any Post-Closing Taxes or Straddle Period of the Company. Notwithstanding the foregoing, neither the Buyer nor the Seller shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes that would materially adversely affect the liability for Taxes of the other Party without the prior written consent of the other Party, provided that such consent shall not be unreasonably withheld.

10.      General.

         10.1 Memorandum; Disclaimer of Projections. Neither the Company, nor the Seller, nor their respective officers, directors, employees, stockholders, Affiliates or representatives has made or makes any representation or warranty to the Buyer with respect to (a) the information set forth in the Confidential Information Memorandum distributed by The Nassau Group, Inc. in connection with the Transactions, (b) any financial projection or forecast relating to the Company, or (c) any information provided by the Company and the Seller other than as part of this Agreement. With respect to any such projection or forecast delivered by or on behalf of the Seller or the Company to the Buyer, the Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it, and (iv) it shall have no claim against the Seller or the Company, or any of their respective officers, directors, employees, stockholders, Affiliates or representatives with respect thereto.

         10.2 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard for its provisions with respect to conflict of laws.

         10.3 Jurisdiction. Each Party hereby irrevocably submits itself to the jurisdiction of the state courts of the State of California in Los Angeles County and to the jurisdiction of the United States District Court, California Central for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement, any other Transaction Document or the subject matter hereof or thereof brought by the Buyer or any of its permitted successors or assigns. Each Party, to the extent permitted by applicable law, hereby (a) waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that (i) it is not subject personally to the jurisdiction of the above-named courts, (ii) its property is exempt or immune from attachment or execution, (iii) the suit, action or proceeding is brought in an inconvenient forum, (iv) the venue of the suit, action or proceeding is improper, or (v) this Agreement or the subject matter hereof may not be enforced in or by such court, and (b) waives the right to assert in any such suit, action or proceeding any offset or counterclaim, except counterclaims that are compulsory. Each Party hereby consents to the service of process by mail at its notice address set forth in Section 10.8, as amended from time to time in accordance with such Section. Final judgment against any of Party in any such suit, action or proceeding shall be conclusive and may be enforced in any other jurisdiction (y) by suit, action or proceeding on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and of liability of such party, or (z) in any other manner provided by or pursuant to the laws of such other jurisdiction.

         10.4 Binding Effect. This Agreement shall be binding upon the Parties hereto and their respective successors and assigns; provided, however, that this Agreement and all rights hereunder may not be assigned or held in trust for a third party by any Party hereto without the written consent of the other Party. If after the Closing Date any Party or any of its successors or assigns (a) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (b) transfers all or substantially all of its properties, assets or stock to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of such Party (or their successors and assigns) shall assume the obligations of such Party in this Agreement.

         10.5 Waiver of Conditions. Any Party hereto may waive any delivery or condition provided in this Agreement for its benefit.

         10.6 Disclosure Schedule. Disclosure of any matter in the Disclosure Schedules to this Agreement shall not constitute an expression of a view that such matter is material. Any items listed or described in one part of the Disclosure Schedules shall be deemed to be also listed or described on each part of the Disclosure Schedules as to which it is reasonably apparent given the context in which such disclosure was made that such items also related to such other parts of the Disclosure Schedules.

         10.7 Entire Agreement. This Agreement and the other Transaction Documents contain the entire agreement among the parties hereto and there are no agreements, representations or warranties that are not set forth herein and therein. All prior negotiations, agreements and understandings are superseded hereby and thereby.

         10.8 Notices. Any notice, authorization, request or demand required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given on the earlier of (a) the date when received by facsimile;
(b) the date that is one Business Day after the date sent by overnight courier; or (c) the seventh day after the date when sent by registered, certified or first class mail to, the respective addresses specified for the parties below.

         TO THE BUYER:

         Invivo Corporation
         4900 Hopyard Road, Suite 210
         Pleasanton, CA 94588
         Attn: James B. Hawkins
         Facsimile: 925.468.7610

         With a copy to:

         Fenwick & West LLP
         Silicon Valley Center
         801 California Street
         Mountain View, CA 94041
         Attn: Daniel J. Winnike
         Facsimile: 650.938.5200

         TO THE SELLER:

         SensorMedics Corporation
         c/o VIASYS Healthcare Inc.
         227 Washington Street, Suite 200
         Conshohocken, PA 19428
         Attn: Frank J. McCaney
         Facsimile: 610.862.0836

         With a copy to:

         Morgan, Lewis & Bockius LLP
         1701 Market Street
         Philadelphia, PA 19103
         Attn: Stephen A. Jannetta, Esquire
         Facsimile: 877.432.9652

         10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

         10.10 Amendment. This Agreement may be amended at any time prior to the Closing pursuant to a written instrument signed by the Parties and VIASYS.

         10.11 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) "including" has the inclusive meaning frequently identified with the phrase "but not limited to," and (d) references to "hereunder" or "herein" relate to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection and Schedule references are to this Agreement unless otherwise specified.

         10.12 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Parties. Nothing in this Agreement shall confer any rights upon any Person other than the Parties and their respective heirs, legal representatives, permitted successors and assigns, except as expressly provided in Sections 8.1 and 8.2.

              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above written.

                                           INVIVO CORPORATION

                                           By: /s/ James B. Hawkins
                                               ------------------------------
                                           Name: James B. Hawkins
                                           Title: President/CEO

                                           SENSORMEDICS CORPORATION

                                           By: /s/ Frank J. McCaney
                                               ------------------------------
                                           Name: Frank J. McCaney
                                           Title: Vice President